EXHIBIT 1A-14 AGENT FOR SERVICE OF PROCESS

 RE: Voterite, Inc. Tier 1 Regulation A Offering Submission

We are here affirming that our accounting firm of Bottom Line Bookkeeping plus will be serving as the agent for service of process on behalf of Voterite, Inc.. Our contact information is as follows:

Holly A. Olerich

CEO

Bottom Line Bookkeeping

www.bottomlinebookkeepingplus.com

561-254-5808